Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
    (970) 493-7272, Ext. 4105

Heska Announces Q4 and Annual 2006 Results

Record Revenue and Net Income

LOVELAND, CO, March 12, 2007 - Heska Corporation (NASDAQ:HSKA) today reported financial results for its fourth quarter, the three months ended December 31, 2006 and year ended December 31, 2006.

Heska Corporation (“Heska” or the “Company”) highlights for 2006 were:

—	Revenue Growth in the Core Companion Animal Health Segment - 10% in 2006 and 18% in Q406 compared to prior year periods
—	Product Gross Margin Expansion to 40.1% - an increase of 3 percentage points compared to 2005
—	Income from Operations in all four quarters - the first time this has occurred in Heska history
—	Completion of the sale of a worldwide patent portfolio covering a number of major allergens and the genes that encode them to Allergopharma Joachim Ganzer KG (the “Allergopharma Portfolio”) in December 2006. As part of the agreement, Heska has exclusively licensed veterinary rights to the portfolio.
—	Second consecutive profitable year

“In 2006, we posted the best results in Heska history. For the first time ever, Heska reported annual revenue in excess of $75 million. Continued success in our Core Companion Animal Health segment was a key factor in the increase - product revenue in this area grew by $5.2 million as part of our $5.6 million increase in total revenue. I am also pleased with the consistency of our performance over time - this is the sixth consecutive quarter we have reported positive income from operations,” said Robert Grieve, Heska’s Chairman and CEO. “We intend to build on this success in the future by continuing to offer veterinarians high value products, such as the improved i-STAT® 1 Handlheld Clinical Analyzer we launched in January 2007.”

Segment Product Revenue
Total product revenue for the fourth quarter of 2006 was $18.5 million, up 19% from $15.6 million in the fourth quarter of 2005. For the year ended December 31, 2006, total product revenue was $71.8 million, up 6% from $67.5 million in 2005. Heska Corporation’s business is comprised of two reportable segments - Core Companion Animal Health and Other Vaccines, Pharmaceuticals and Products. Product revenue from these segments is as follows:

Core Companion Animal Health    This segment includes revenue from the company’s diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals, primarily for canine and feline use. In the fourth quarter of 2006, this segment generated product revenue of $15.4 million, up 18% as compared to $13.0 million in the fourth quarter of 2005. For the year ended December 31, 2006, this segment generated product revenue of $59.9 million, up 10% from $54.7 million in 2005.

Other Vaccines, Pharmaceuticals and Products    This segment includes revenue from private label vaccine and pharmaceutical production, primarily for cattle but also for other animals including small mammals and fish. In the fourth quarter of 2006, this segment generated product revenue of $3.1 million, up 23% as compared to $2.5 million in the fourth quarter of 2005. For the year ended December 31, 2006, this segment generated product revenue of $11.9 million down 7% from $12.8 million in 2005.

Research, Development and Other Revenue
Research, development and other revenue was $1.9 million in the fourth quarter of 2006, an increase of approximately $1.1 million when compared to the prior year period. The fourth quarter of 2006 result includes approximately $1.5 million in revenue from previously deferred licensing fees recognized upon completion of the sale of the Allergopharma Portfolio. For 2006, research, development and other revenue was $3.2 million, an increase of approximately $1.4 million compared to 2005. For 2006, the Company recognized approximately $2.1 million in research, development and other related to the Allergopharma Portfolio, including revenue from the amortization of previous upfront payments from third parties.

Investor Conference Call
Management will conduct a conference call on Monday, March 12, 2007 at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss the fourth quarter and year end 2006 financial results. To participate, dial (800)218-4007 (domestic) or (303)262-2130 (international); the conference call access number is 11078714. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until March 26, 2007. The telephone replay may be accessed by dialing (800)405-2236 (domestic) or (303)590-3000 (international). The webcast replay may be accessed from Heska’s home page at www.heska.com until March 26, 2007.

About Heska
Heska Corporation (Nasdaq: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products. Heska’s state-of-the-art offerings to its customers include diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals. The company’s core focus is on the canine and feline markets where it strives to provide high value products for latent needs in veterinary medicine. For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results to predict future outcomes. Revenue generated in 2006 related to technology, products or customers may not recur in 2007. For example, in 2006, Heska recognized approximately $2.1 million in research, development and other revenue related to the Allergopharma Portfolio, including revenue from the amortization of previous upfront payments and other payments from third parties. While Heska retained an exclusive veterinary license to the Allergopharma Portfolio and Heska has a service agreement related to the Allergopharma Portfolio under which Heska expects to generate 2007 revenue, Heska expects a significant decline in revenue related to the Allergopharma Portfolio in 2007 as compared to 2006. In addition, factors that could affect the business and financial results of Heska generally include the following: risks regarding Heska’s ability to successfully market, sell and distribute its products; risks regarding Heska’s reliance on third-party suppliers, which is substantial and could have significant negative consequences if Heska were to lose exclusive rights or access to a product; uncertainties regarding Heska’s reliance on third parties who Heska has granted substantial marketing rights to certain of Heska’s existing products; competition; risks regarding the commercialization and market acceptance of products Heska has introduced recently or may introduce in the future; uncertainties regarding the outcome of relationships and collaborations with third parties from which Heska is hoping to generate new products; and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

Financial Table Follows:

HESKA CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2005	2006	2005	2006

Revenue, net:
Product revenue, net:
Core companion animal health	$13,049	$15,413	$54,716	$59,936
Other vaccines, pharmaceuticals and products	2,509	3,089	12,833	11,879

Total product revenue, net	15,558	18,502	67,549	71,815
Research, development and other	820	1,916	1,888	3,245

Total revenue	16,378	20,418	69,437	75,060

Cost of revenue:
Cost of products sold	9,348	11,645	42,515	43,000
Cost of research, development and other	324	545	1,095	1,414

Total cost of revenue	9,672	12,190	43,610	44,414

Gross profit	6,706	8,228	25,827	30,646

Operating expenses:
Selling and marketing	3,309	3,585	14,020	14,356
Research and development	688	820	3,749	3,483
General and administrative	1,500	2,717	7,187	9,887
Other	--	(155)	--	(155)

Total operating expenses	5,497	6,967	24,956	27,571

Income (loss) from operations	1,209	1,261	871	3,075
Interest and other expense, net	271	232	774	1,041

Income (loss) before income taxes	938	1,029	97	2,034
Income tax expense (benefit)	(185)	128	(185)	206

Net income (loss)	$1,123	$901	$282	$1,828

Basic net income (loss) per share	$0.02	$0.02	$0.01	$0.04

Diluted net income (loss) per share	$0.02	$0.02	$0.01	$0.03

Shares used for basic net income (loss) per share	49,881	50,595	49,650	50,347

Shares used for diluted net income (loss) per share	51,538	54,128	50,438	52,932

Balance Sheet Data
(in thousands)
(unaudited)

	December 31,	December 31,
	2005	2006

Cash and cash equivalents	$5,231	$5,275
Total current assets	26,845	30,652
Total assets	36,784	38,495
Line of credit	9,453	8,022
Current portion of long-term debt and capital leases	1,263	1,275
Total current liabilities	20,722	21,980
Long-term debt and capital leases	2,703	1,927
Stockholders’ equity	3,233	6,748
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